SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

On July 27, 2006, Primus Telecommunications Group, Incorporated (the “Company” or “PRIMUS”), received a letter from the Nasdaq Stock Market (“Nasdaq”) stating that the Listing Qualifications Panel had denied the Company’s Motion for Reconsideration of the Panel’s determination of the prior day to delist the Company’s common stock due to the Company’s failure to meet the $1 minimum bid price requirement, even though the Company meets all other Nasdaq continued listing requirements. As a result, the Company’s common stock will no longer be listed on Nasdaq as of the open of business on Friday, July 28, 2006.

The Company was advised that a NASD member firm has filed the requisite Form 211 with the Over-the-Counter Bulletin Board (“OTCBB”) and that such application has been approved. Accordingly, PRIMUS’ Common Stock will trade as of the open of business on Friday, July 28, 2006 on the OTCBB under the symbol “PRTL”. The Company’s securities also continue to be traded on the NASD Pink Sheets under the symbol “PRTL”.

Item 5.03. Amendments to the Articles of Incorporation or Bylaws; Change in Financial Year.

On July 27, 2006, the Board of Directors of the Company approved an increase in the number of authorized shares of the Company’s Common Stock from 150,000,000 to 300,000,000. The increase had been approved previously by the Company’s stockholders at the 2006 annual meeting. At the annual meeting, the shareholders had also approved an alternative proposal for a reverse stock split. The shareholder approval of these two alternative proposals reserved to the Board of Directors the right, in its sole discretion, to implement either proposal as it determined was in the best interests of the Company and its stockholders. The Board concluded that, under the circumstances, a reverse stock split would not be in the best interests of the Company or its stockholders at this time and that the Company should implement the increase in authorized shares.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
99.1	Press release dated July 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: July 28, 2006	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)